Exhibit 1.0



Silver  State  Registrar  &  Transfer  Corp.
1785 East Sahara, Suite #190. Las Vegas, Nevada 89109






To  Whom  it  May  Concern,

                                                               2-5-01


This letter is to confirm that we can and will effect the consolidation of WTAA International upon receipt of the proper documentation. This would include the board minutes and resolution specifying the conditions, and details of the consolidation and the effective date of shareholders of record that will be affected by this,; action

Sincerely,

By:  /s/  T.R  Warren

T.  R,  Warren


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